Exhibit 10.2

NU SKIN ENTERPRISES, INC.

EXECUTIVE SEVERANCE POLICY

Amended and Restated Effective as of October 15, 2020

EXHIBIT A
EXHIBIT B

NU SKIN ENTERPRISES, INC.
EXECUTIVE SEVERANCE POLICY

This Nu Skin Enterprises, Inc. Executive Severance Policy has been adopted by the Executive Compensation Committee (“Committee”) of the Board of Directors of the Company to apply to selected Executives of the Company. Eligible Executives will be eligible for coverage under the Policy for the payment of severance benefits upon termination of employment under certain circumstances, subject to the conditions set forth below. This Policy shall be effective as of the Effective Date as provided herein.

This Policy supersedes any prior plan, policy, agreement or practice involving the payment of severance benefits to eligible Executives.  While the Policy is in effect, any severance benefits provided to an eligible Executive must be paid pursuant to this Policy or pursuant to another express written agreement between Company and the eligible Executive entered into after the effective date of this Policy.

Section 1.            Definitions.

As used herein, the following terms shall have the following respective meanings:

1.1         “Accrued Rights” shall have the meaning given in Section 3.3 hereof.

1.2        “Annual Target Bonus” means the aggregate Bonuses that Executive is eligible to earn for the incentive periods in the fiscal year in which Executive’s Date of Termination occurs, assuming attainment of such corporate targets at the “target level” (100% performance level), and disregarding any individual performance targets and regardless of whether any such Bonus has already been paid, as shall be established by the Committee for such fiscal year. For the avoidance of doubt, the Annual Target Bonus shall be determined assuming satisfaction of the aforementioned corporate targets, irrespective of whether such targets are actually achieved and whether any Bonus for a period in the fiscal year has already been paid.

1.3         “Bonus” means the cash incentive bonuses payable to Executive under the Third Amended and Restated Nu Skin Enterprises, Inc. 2010 Omnibus Incentive Plan (as may be amended from time to time), or such other or successor bonus program in which Executive participates from time to time.

1.4         “Base Salary” means the annual base salary in effect for the payroll period during which Executive’s employment is terminated.  Bonuses, incentive pay and any taxable or nontaxable fringe benefits or payments are not included in the calculation of Base Salary. Base Salary shall be determined before any deferrals to any qualified or nonqualified plans of the Company and before any reduction in salary that would constitute Good Reason.

1.5         “Cause” means, subject to the conditions below, that Executive has engaged in any one of the following: (i) a material breach of this Policy or the Company’s Key Employee Covenants attached hereto as Exhibit B; (ii) any willful violation by Executive of any material law or regulation applicable to the business of the Company or any of its subsidiaries; (iii) Executive’s conviction of, or a plea of guilty or nolo contendere to, a felony or any willful perpetration of common law fraud; or (iv) any other willful misconduct by Executive that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries. For purposes of the foregoing, in determining whether a “material breach” has occurred, or whether there has been a willful violation of a “material” law or regulation, the standard shall be a breach or violation that is, or will reasonably likely be, materially injurious to the financial condition or business reputation of, or is, or will reasonably likely be, otherwise materially injurious to, the Company or any of its subsidiaries.

1.6         “Change in Control” means the consummation of any of the following transactions effecting a change in ownership or control of the Company:

(i)          During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board of Directors of the Company (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board of Directors of the Company shall be deemed to be an Incumbent Director;

(ii)        Any “person” (as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors of the Company (“Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Directors approves in advance the acquisition of beneficial ownership of fifty percent (50%) or more of Company Voting Securities by such person;

(iii)       The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:  (A) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least ninety percent (90%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board of Directors of the Company’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non‑Qualifying Transaction”); or

(iv)        The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.

1.7         “Company” means Nu Skin Enterprises, Inc., a Delaware corporation.

1.8         “Code” means the Internal Revenue Code of 1986, as amended.

1.9         “Committee” means the Executive Compensation Committee of the Board of Directors of the Company.

1.10       “Date of Termination” means the effective date of the relevant Executive’s termination of employment with the Company.

1.11       “Disability” means a physical or mental impairment which, the Committee determines, after consideration and implementation of reasonable accommodations, precludes the Executive from performing Executive’s essential job functions for a period longer than three (3) consecutive months or a total of one hundred twenty (120) days in any twelve (12) month period.

1.12       “Effective Date” means, with respect to this amendment and restatement of the Policy, October 15, 2020, or such later date as determined by the Committee with respect to an Executive. The original Effective Date of the Policy was March 8, 2018.

1.13      “Executive” means the executive employees of the Company who are eligible to participate in the Policy as set forth in Schedule A to this Policy, as it may be amended from time to time.  Schedule A may be amended at any time to add additional executive employees or to remove executive employees from eligibility to participate in this Policy as Executives.

1.14      “Good Reason” means Executive’s voluntary resignation for any of the following events that result in a material negative change to Executive: (i) without Executive’s consent, a material reduction in the scope of Executive’s duties and responsibilities or the level of management to which Executive reports; (ii) without Executive’s consent, a reduction in Base Salary (other than an across-the-board reduction of not more than ten percent (10%) applicable to all senior executive officers); (iii) without Executive’s consent, a material reduction in Executive’s benefits in the aggregate (in terms of benefit levels, other than an across-the-board reduction) from those provided to Executive under any employee benefit plan, program and practice in which only the Executives (and no other employees of the Company) participate, provided that such material reduction occurs within six (6) months immediately prior to or following the consummation of a Change in Control; (iv) without Executive’s consent, a relocation of Executive’s principal place of employment of more than fifty (50) miles from Executive’s primary residence, (v) a material breach of any provision of this Policy by the Company, or (vi) the failure of the Company to have a successor entity specifically assume this Policy within ten (10) business days after the Change in Control.  Notwithstanding the foregoing, Good Reason shall only be found to exist if Executive, not later than ninety (90) days after the initial occurrence of an event deemed to give rise to a right to terminate for Good Reason, has provided thirty (30) days written notice to the Company prior to Executive’s resignation indicating and describing the event resulting in such Good Reason, and the Company does not cure such event (other than the event in clause (vi)), which shall not be subject to cure) within ninety (90) days following the receipt of such notice from Executive.

1.15       “Policy” means this Nu Skin Enterprises, Inc. Executive Severance Policy.

1.16      “Pro Rata Earned Bonus” means the pro-rata portion of the Executive’s earned bonus, if any, for each outstanding bonus cycle as of the date on which termination of employment occurs, based upon attainment of such corporate targets, and disregarding any individual performance targets, as shall be established by the Committee for such bonus cycle (determined by multiplying the amount of the actual earned bonus that would be payable for the bonus cycle by a fraction, the numerator of which is the number of days during the bonus cycle that the Executive is employed by the Company and the denominator of which is the full number of days in the bonus cycle); provided, however, Executive shall not be entitled to a Pro Rata Earned Bonus for an annual bonus cycle if Executive’s termination date is earlier than March 31st of the year of termination.

Section 2.            Term of Policy.

The term of this Policy shall begin on the Effective Date and shall continue in effect until modified or terminated by the Company pursuant to Section 13 hereof.

Section 3.            Termination by Company without Cause or by Executive for Good Reason.

If the Company terminates Executive’s employment during the term of the Policy without Cause, or if Executive terminates his or her employment during the term of the Policy for Good Reason, then, subject to Sections 7 and 8 below, Executive shall be entitled to the following rights and benefits under this Section 3:

3.1          Lump Sum Payment. Executive shall be entitled to either the lump sum payment described in Section 3.1(i) or the lump sum payment described in Section 3.2(ii).

(i)	Termination without Cause or for Good Reason in Connection with Change in Control.

In the event that the Company terminates the employment of Executive during the term of the Policy without Cause or Executive terminates his or her employment during the term of the Policy for Good Reason, and the applicable Date of Termination occurs (A) within six (6) months prior to and in connection with a Change in Control (as determined by the Committee), or (B) within two (2) years following such Change in Control, then the Company will pay Executive a lump sum payment equal to the product of: (I) the sum of (A) Executive’s Base Salary as of the Date of Termination plus (B) the Annual Target Bonus; and (II) the Multiplier specified in Schedule A.

The lump sum amount described above in this Section 3.1(i) shall be paid in a lump sum payment within 30 days of the Date of Termination, but in no event earlier than the date the Separation and Release Agreement described in Section 7 becomes effective, or later than March 15th of the year following the year in which the Date of Termination occurs. In addition, the Company shall pay Executive the Pro Rata Earned Bonus.  The Pro Rata Earned Bonus shall be paid to Executive at the same time as bonuses are paid to other executive officers of the Company for each outstanding bonus period that is considered part of the Pro Rata Earned Bonus, but in no event earlier than the date the Separation and Release Agreement described in Section 7 becomes effective, or later than March 15th of the year following the year in which the Date of Termination occurs.

(ii)	Other Termination without Cause or for Good Reason.

If the Company terminates Executive’s employment during the term of the Policy without Cause, or if Executive terminates his or her employment during the term of the Policy for Good Reason, and Executive is not eligible for payment pursuant to Section 3.1(i), then the Company will pay Executive a lump sum payment equal to the product of: (A) Executive’s Base Salary as of the Date of Termination and (B) the Multiplier specified in Schedule A.

The lump sum payment described above in this Section 3.1(ii) shall be paid in a lump sum payment within 30 days after the Date of Termination, but in no event earlier than the date the Separation and Release Agreement described in Section 7 becomes effective, or later than March 15th of the year following the year in which the Date of Termination occurs. In addition, the Company shall pay Executive the Pro Rata Earned Bonus.  The Pro Rata Earned Bonus shall be paid to Executive at the same time as bonuses are paid to other executive officers of the Company for each outstanding bonus period that is considered part of the Pro Rata Earned Bonus, but in no event earlier than the date the Separation and Release Agreement described in Section 7 becomes effective, or later than March 15th of the year following the year in which the Date of Termination occurs.  For the avoidance of doubt, Executive shall not be eligible for payment pursuant to this Section 3.1(ii) if Executive is eligible for payment pursuant to Section 3.1(i).

3.2        COBRA Payment. Executive shall be eligible for continuation of coverage for Executive and Executive’s eligible dependents under the Company’s group health plan(s) as required under COBRA, at Executive’s sole expense at the applicable COBRA rate for such plan(s), subject to the following: the Company shall pay to Executive a lump sum payment equal to the aggregate employer and employee cost of twelve (12) months of health care continuation coverage under the Company’s medical, dental, prescription drug and vision care group health plans as in effect from time to time. The lump sum payment contemplated under this Section 3.2 shall be paid to Executive as soon as administratively practicable following the Date of Termination, but in no event earlier than the date the Separation and Release Agreement described in Section 7 becomes effective, or later than March 15th of the year following the year in which the Date of Termination occurs.

3.3        Accrued Rights. As soon as administratively practicable following the Date of Termination, or as otherwise provided below, the Company will pay or provide Executive with (i) all accrued but unpaid base salary through the Date of Termination, (ii) any previously awarded but unpaid Bonus for a completed bonus cycle prior to the Date of Termination, payable at the time such Bonuses regularly are paid, (iii) any unreimbursed business expenses that are reimbursable under the Company’s business expense policy, (iv) all rights and benefits under the employee benefit plans of the Company in which Executive is then participating, payable at the times set forth in such plans, and (v) any other payments as may be required under applicable law (collectively, the “Accrued Rights”).

3.4         Treatment of Equity Awards. The vesting and exercise of any equity awards that may be held by Executive as of the Date of Termination shall be determined in accordance with the applicable equity incentive plan and grant documentation for that Executive.

3.5        No Additional Rights. Except as provided in this Section 3, Executive’s participation under any benefit plan, program, policy or arrangement sponsored or maintained by the Company shall cease and be terminated on the Date of Termination. Without limiting the generality of the foregoing, Executive’s eligibility for and active participation in any tax qualified retirement or pension plans maintained by the Company will end as of the Date of Termination and Executive will earn no additional benefits under those plans after that date. Executive shall be treated as a terminated employee for purposes of all such benefit plans and programs effective as of the Date of Termination, and shall receive all payments and benefits due under such plans and programs in accordance with the terms and conditions thereof.

Section 4.            Termination by Reason of Death or Disability.

In the event that the employment of Executive is terminated during the term of the Policy by reason of Executive’s death or Disability, then, subject to Sections 7 and 8 below, Executive shall be entitled to the following rights and benefits under this Section 4:

4.1        Salary Continuation (Disability Only). In the event that the employment of Executive is terminated during the term of the Policy by reason of Executive’s Disability, the Company will pay Executive salary continuation at an annual rate equal to Executive’s then-current Base Salary until the earlier of (i) the date Executive is eligible for disability payments under the Company’s group disability policies (as determined by the Company) or (ii) ninety (90) days following the Date of Termination by reason of Disability.  Salary continuation under this Section 4.1 shall be paid in equal bi-monthly installments in accordance with the Company’s customary payroll practices.

4.2        Bonus. The Company will pay the Pro Rata Earned Bonus, which shall be paid on the date that Bonuses are normally paid, but in no event earlier than the date the Separation and Release Agreement described in Section 7 becomes effective, or later than March 15th of the year following the year in which the Date of Termination occurs.

4.3         Accrued Rights. As soon as administratively practicable following the Date of Termination, the Company will pay or provide Executive with the Accrued Rights.

4.4         Treatment of Equity Awards. The vesting and exercise of any equity awards that may be held by Executive as of the Date of Termination shall be determined in accordance with the applicable equity incentive plan and grant documentation for that Executive.

Section 5.            Termination by the Company for Cause.

The Company may terminate Executive’s employment for any reason and at any time, with or without Cause. In the event that the Company terminates the employment of Executive during the term of the Policy for Cause, the Company will pay or provide Executive with the Accrued Rights and no other benefits.

Section 6.            Voluntary Termination without Good Reason; Retirement.

Executive shall not be entitled to any payments or benefits under this Policy (other than Accrued Rights) by reason of Executive’s voluntary termination of employment from the Company without Good Reason. This Policy shall have no effect on the rights and benefits to which an Executive may be entitled upon retirement under (without limitation) any retirement or savings plan of the Company, nor under any of the Company’s equity incentive or cash incentive plans (including applicable award agreements), non-qualified deferred compensation plans, key employee death plans, and other health and miscellaneous benefit plans, each of which shall be governed exclusively by the terms of such plans and agreements, as applicable. Notwithstanding the foregoing, Company shall pay Executive a lump sum equal to 75% of Executive’s base salary under the terms of the Key Employee Covenants if Company elects, in its sole discretion, to enforce the non-compete.

Section 7.            Separation and Release Agreement.

To the extent permitted under applicable law, as a condition precedent to receiving any payments and benefits as provided under this Policy, Executive must execute a general release of claims (the “Separation and Release Agreement”), substantially in the form attached as Exhibit A hereto, and such Separation and Release Agreement must become irrevocable, by the sixtieth (60th) day following the Date of Termination. If Executive fails to execute and deliver the Separation and Release Agreement, or revokes the Separation and Release Agreement, Executive shall not be entitled to receive the payments and benefits described herein (other than Accrued Rights). For purposes of this Policy, the Separation and Release Agreement shall be considered to have been executed by Executive if it is signed by Executive’s legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of Executive’s death.

Section 8.            Restrictive Covenants.

8.1         Key Employee Covenants Agreement. In consideration of Executive’s employment by the Company and the additional rights and benefits provided to Executive by this Policy, on the Effective Date or such later date when an individual becomes an Executive, Executive will agree to and execute the Key Employee Covenants Agreement substantially in the form attached as Exhibit B hereto or in such other form approved by the Committee.

8.2         Transfer of Duties.  Upon termination of employment, Executive must cooperate with the orderly transfer of his or her duties as requested by the Company.

8.3         Return of Property.  Upon termination of employment, Executive must return all Company property by a date specified by the Company.

Section 9.            Compliance with Section 409A.

9.1        Notwithstanding any other provision of this Policy to the contrary, the parties agree that this Policy is intended to comply with or be exempt from Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and all provisions of this Policy shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  The Company and Executive intend that, to the maximum extent possible, any amounts paid pursuant to this Policy shall qualify as a short-term deferral pursuant to Section 409A or as separation pay exempt from Section 409A. In no event will the Company or its affiliates be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

9.2        Notwithstanding any other provision of this Policy to the contrary, to the extent that any payment under this Policy constitutes “nonqualified deferred compensation” under Section 409A, the following shall apply to the extent Section 409A is applicable to such payment:

(i)          Any payable that is triggered upon the Executive’s termination of employment shall be paid only if such termination of employment constitutes a “separation from service” under Section 409A.

(ii)         All in-kind benefits, expenses or other reimbursements paid pursuant to this Policy that are taxable income to Executive shall be paid no later than the end of the calendar year next following the calendar year in which Executive incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (c) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(iii)       In the event that Executive is deemed on the date of termination to be a “specified employee” as defined in Section 409A, then with regard to any payment or the provision of any benefit that is subject to Section 409A and is payable on account of a separation from service (as defined in Section 409A), such payment or benefit shall be delayed for until the earlier of (a) the first business day of the seventh calendar month following such termination of employment, or (b) Executive’s death.  Any payments delayed by reason of the prior sentence shall be paid in a single lump sum, without interest thereon, on the date indicated by the previous sentence and any remaining payments due under this Policy shall be paid as otherwise provided herein.

9.3        For purposes of Section 409A, Executive’s right to receive any installment payments under this Policy (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

9.4         To the extent required to avoid the imposition of additional taxes and penalties under Section 409A, amounts payable under this Policy on termination of employment will not be paid until Executive experiences a separation from service within the meaning of Section 409A as specified above.

9.5         Notwithstanding any provision of this Policy to the contrary, in no event shall the timing of Executive’s execution of the Separation and Release Agreement, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment pursuant to this Policy that is subject to execution of the Separation and Release Agreement could be made in more than one taxable year, based on timing of the execution of the Separation and Release Agreement, payment shall be made in the later taxable year.

Section 10.          Withholding Taxes.

All compensation payable pursuant to this Policy shall be subject to all applicable federal, state and local tax withholding.

Section 11.          Parachute Payments.

Notwithstanding anything in this Policy to the contrary, in the event the Company determines that any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of Executive, whether paid or payable pursuant to this Policy or otherwise would be subject to the excise tax imposed by Code Section 4999, then Executive shall be entitled to receive (i) the greatest amount so that no portion the payments shall be an excess parachute payment (the “Limited Amount”), or (ii) if the amount of payments otherwise paid or provided (without regard to clause (i)) reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax imposed by Code Section 4999) would be greater than the Limited Amount reduced by all taxes applicable thereto, then the amount of payments shall be the amount otherwise payable. Any reductions described in the preceding sentence shall be done in the manner that is least economically disadvantageous to Executive. Where the decision to cut back between two amounts is economically equivalent, but the amounts are payable at different times, the amounts will be reduced on a pro rata basis.

Section 12.          Administration.

The Committee is responsible for the administration of this Policy and shall have all powers and duties necessary to fulfill its responsibilities. The Committee shall have full power and discretion to interpret the Policy and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Executive or other employee, in accordance with the provisions of the Policy. The Committee shall also have the authority to waive any restrictions with respect to participation in the Policy or the maturity of benefits under the Policy for any specific Executive where, in the opinion of the Committee, it is reasonable to do so and does not prejudice the rights of the particular Executive under the Policy and it does not cause the Executive to be subject to adverse tax treatment under Section 409A. The Committee’s decision with respect to any matter shall be final and binding on all parties concerned. The Committee may, from time to time, by action of its appropriate officers, delegate to designated persons, committees, or entities the right to exercise any of its powers or the obligation to carry out its duties under the Policy.

Section 13.          Amendment and Termination.

The Company reserves the right to amend or terminate this Policy at any time and in any manner, subject to the following: (i) no amendment or termination of this Policy made during the period beginning six (6) months prior to a Change in Control and continuing until the second anniversary of the Change in Control, shall become effective until the second anniversary of a Change in Control, provided that the Company shall have the ability to make any amendment required under applicable law (including without limitation any amendments necessary to comply with Section 409A) at any time; (ii) if any modification of this Policy decreases the benefits available to an Executive through this Policy (such modification, an “Adverse Change”), the Company shall give written notice to the impacted Executive of the Adverse Change; and (iii) the Adverse Change shall not be effective with respect to the Executive any sooner than one (1) year from the date on which the notice described in (ii) above was provided to the impacted Executive. Notwithstanding the foregoing, (x) no amendment or termination of the Policy shall affect the rights of an Executive whose Date of Termination has occurred prior to the date of such amendment or termination of the Policy and who remains entitled to severance payments or benefits under this Policy, and (y) the requirements described in (ii) and (iii) above, with respect to an Executive impacted by an Adverse Change, may be waived in writing by the Executive.

Section 14.          Other Provisions.

14.1      Acknowledgment. Executive acknowledges that this Policy does not constitute a contract of employment or impose on the Company any obligation to retain Executive as an employee and that this Policy does not prevent Executive from terminating employment at any time.

14.2       Non-Duplication of Benefits. The benefits under this Policy are not intended to duplicate any other benefits provided by the Company in connection with the termination of an employee’s employment, such as wage replacement benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under any other benefit plans, severance programs, employment contracts, or applicable federal or state laws, such as the WARN Acts. Should such other benefits be payable, the benefits under this Policy will be reduced accordingly or, alternatively, benefits previously paid under this Policy will be treated as having been paid to satisfy such other benefit obligations. In either case, the Company will determine how to apply this provision and may override other provisions in this Policy in doing so.

14.3       Construction.  This Policy shall be governed and enforced in accordance with the laws of the State of Utah, and any litigation between the parties relating to this Policy shall be conducted in the courts of Utah County.

14.4       Severability.  If any provision of this Policy, or the application of such provision to any person or in any circumstance, is found by a court of competent jurisdiction to be unenforceable for any reason, such provision may be modified or severed from this Policy to the extent necessary to make such provision unenforceable against such person or in such circumstance. Neither the unenforceability of such provision nor the modification or severance of such provision will affect (i) the enforceability of any other provision of this Policy or (ii) the enforceability of such provision against any person or in any circumstance other than those against or in which such provision is found to be unenforceable.

14.5      Records.  The records of the Company with respect to the determination of eligibility, employment history, Accrued Rights, Base Salary, Bonus, and any and all other relevant matters shall be conclusive for all purposes of this Policy.

14.6     Entire Agreement.  The Company and Executive understand and agree that this Policy shall constitute the entire understanding between them regarding the subject matter contained herein, and that all prior understandings regarding these matters are hereby superseded and replaced, unless specifically provided otherwise in this Policy.

SCHEDULE A

Executives

Name and Title of Executive		Multiplier for Section 3.1(i)	Multiplier for Section 3.1(ii)
•	Ritch Wood, Chief Executive Officer	2	1.5
• • • •	Ryan Napierski, President Mark Lawrence, Executive Vice President and Chief Financial Officer D. Matthew Dorny, Executive Vice President, and General Counsel Joseph Chang, Executive Vice President of Product Development and Chief Scientific Officer	1.5	1.25

EXHIBIT A

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is entered into effective as of ____________, by and between Nu Skin Enterprises, Inc., a Delaware corporation (the “Company”) and _________________, an individual (“Employee”). The Company and Employee are sometimes hereinafter referred to as “party” or “parties.”

RECITALS

A.	Employee’s employment with the Company terminated on ____________ (the “Employment Termination Date”).

B.	The Company and Employee mutually agree it is in the best interests of both to enter into a mutual understanding, settlement and compromise of all claims and disputes, if any, between them.

AGREEMENT

In consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, the parties hereby mutually agree as follows:

1.          The Company agrees to make certain payments to Employee as set forth in the Nu Skin Enterprises, Inc. Executive Severance Policy (the “Severance Policy”). Except as expressly set forth in this Agreement, or in a specific plan document (e.g. 401(k) plan etc., stock option plan etc.), Employee shall not be entitled to any further compensation or benefits from the Company.

2.           In consideration for the payments set forth in Section 1 hereof, Employee, and all persons and entities claiming by, through or under Employee, hereby completely release the Company and any person or entity that controls, is controlled by or is under common control with the Company, including without limitations, any direct or indirect parent or subsidiary of the Company or any officer, director, shareholder, employee, attorney, or agent of the Company from all claims, charges, demands, grievances, and/or causes of action which Employee had, has, or may claim to have based on, arising from, or relating to Employee’s employment with the Company or the termination thereof, including, without limitation, any claims, charges, demands, grievances, and/or causes of action under:

•	the Equal Pay Act;
•	the Fair Labor Standards Act;
•	the National Labor Relations Act;
•	Title VII of the Civil Rights Act of 1964;
•	the Post-Civil War Reconstruction Acts (42 U.S.C. §§ 1981-1988);
•	the Americans with Disabilities Act of 1990;
•	any claim in tort or contract, or for promissory estoppel or violation of a covenant of good faith and fair dealing;

•	the Rehabilitation Act of 1973;
•	the Employee Retirement Income Security Act of 1974;
•	the Family and Medical Leave Act of 1993;
•	the Genetic Information Nondiscrimination Act of 2008;
•	the Utah Antidiscrimination Act;
•	any and all claims for attorneys’ fees, costs, and/or penalties;
•	any other federal or state statute;
•	any claim for unpaid compensation or benefits;
•	any claim of retaliation or whistleblower discrimination;
•	any claim of wrongful discharge against public policy;
•	and any other claim arising out of common law or federal, state, or local law.

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The foregoing release also includes, without limitation, release of any claims for wrongful discharge, breach of express or implied contract of employment, employment-related torts, personal injury (whether physical or mental), or any other claims in any way related to Employee’s employment with or separation from the Company. Employee acknowledges and agrees that Employee has not been discriminated against in any manner prohibited by law during Employee’s employment with the Company or with regard to Employee’s separation from employment with the Company.

Notwithstanding the foregoing, Employee does not waive any rights to unemployment insurance benefits or worker’s compensation benefits.  Employee further understands that nothing in this Section 2 prohibits Employee from paying COBRA premiums to maintain Employee’s participation in the Company’s group health plan to the extent allowed by law and subject to the terms, conditions, and limitations set forth in the Company’s group health plan.

3.           Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release agreement is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that Employee has been advised by this writing that:

a.	Employee should consult with an attorney prior to executing this Agreement;

b.
Employee has at least 21 days within which to consider this Agreement, although Employee may accept the terms of this Agreement at any time within those 21 days, provided that changes to this Agreement shall not extend or restart the running of the 21-day period;

c.	Employee has at least seven days following the execution of this Agreement by the parties to revoke this Agreement; and

d.	this Agreement will not be effective until the revocation period has expired.

4.           Employee acknowledges that Employee’s obligations under the Key Employee Covenants Agreement continue after the termination of Employee’s employment for any reason.

5.         At the time of termination of Employee’s employment, Employee shall return to the Company all confidential information, computers, laptops, cell phones, passwords, and all other equipment or materials owned by the Company in the possession of Employee.

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6.           Nothing in this Agreement waives or releases any rights or claims that, by law, cannot be waived or released.  For example, nothing in this Agreement shall be construed to prohibit Employee from volunteering information or documents, filing a charge with, or otherwise participating in any investigation or proceedings conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (collectively “Government Agencies” and each a “Government Agency”) charged with enforcement of any law.  Further, nothing in this Agreement affects claims under statutes that prohibit an employee from waiving or releasing such claims, including but not limited to claims for unemployment benefits, workers’ compensation benefits, vested benefits under an ERISA plan, or statutory claims which, in accordance with the statutes creating such claims, may not be waived or released.  Notwithstanding the foregoing, Employee agrees that by executing this Agreement he/she affirms that the payment received pursuant to Section 1 of this Agreement are the only legal remedy he/she may receive as compensatory damages or for lost back or front wages and waives any right to recover personally, monetary damages or any other individual relief as a result of any charge, complaint, or lawsuit filed by Employee or by anyone, including but not limited to a Government Agency, on his/her behalf.  This Agreement does not limit Employee’s right to receive any award unrelated to any claim for damages for information provided to any Government Agency.

7.           Employee represents that he/she has no lawsuits, claims, or actions pending in his/her name, or on behalf of any other person or entity, against the Company in any state or federal court, any arbitral forum, or any state, federal, or local administrative or governmental agency.  Employee also promises to opt out of any class or representative action and to take such other steps as he/she has the power to take to disassociate him/herself from and waive any rights or remedies that might be received from any class or representative action seeking relief against the Company and/or any other Released Party regarding any of the released Claims.

8.           This Agreement is a negotiated settlement of all claims, charges, demands, grievances, and/or causes of action, if any, between the parties.  This Agreement does not constitute an admission by the Company, and the Company specifically denies that the Company has violated any contract, law, or regulation or that it has discriminated against Employee or otherwise infringed upon Employee’s rights and privileges or done any other wrongful act.

9.           This Agreement is confidential information owned by the Company.  No party may disclose the contents of this Agreement except to the extent required by law.  Notwithstanding the foregoing, Employee may disclose the terms of the Agreement to Employee’s attorney or accountants for the purposes of obtaining advice or professional services or to Employee’s immediate family (spouse and children).  If Employee discloses the terms of this Agreement to Employee’s attorney, accountant, or his/her immediate family, Employee will advise such individuals that they must not disclose the terms of this Agreement except to the extent required by law.

10.         If Employee violates or breaches this Agreement, then this Agreement shall remain in full force and effect except that the Company will be entitled to recover from Employee the monies paid pursuant to Section 1 above, attorneys’ fees and any other remedy available to the Company pursuant to this Agreement or otherwise.

11.        Should Employee return to work for the Company prior to the elapse of time being compensated for under this Agreement, there will be a pro-rata return of such severance payment in a lump sum by the Employee to the Company before any re-employment will be permitted to take place.

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12.         The provisions of this Agreement are severable.  Should any provision hereof be voidable or unenforceable under applicable law, such voidable, or unenforceable provision shall not affect the validity of any other clause or provision, which shall remain in full force and effect.  In addition, it is the intention and agreement of the parties that all of the terms and conditions hereof be enforced to the fullest extent permitted by law.

13.         The validity of this Agreement and the interpretation and performance of all of its terms shall be governed by the substantive and procedural laws of the State of Utah.  Each party expressly submits and consents to exclusive personal jurisdiction and venue in the courts of Utah County, State of Utah or in any Federal District Court in Utah.

14.        This Agreement, the Key Employee Covenants Agreement, the Severance Policy, the agreements related to the Company’s deferred compensation plan, the Company’s 401(k) plan, and Employee’s stock option agreements (the “Sole Agreements”), constitute the entire and sole agreements between Employee and the Company and its affiliates.  No other promises or agreements have been made to Employee or the Company other than those contained in the Sole Agreements. Employee and the Company acknowledge that they have read this Agreement carefully, fully understand the meaning of the terms of this Agreement, and are signing this Agreement knowingly and voluntarily.  This Agreement may not be modified except by an instrument in writing signed by all of the parties hereto.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

NU SKIN ENTERPRISES, INC.

By:

Its:

EMPLOYEE

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EXHIBIT B

KEY EMPLOYEE COVENANTS AGREEMENT

                                                                         “Employee”
(PRINT NAME)

Nu Skin Enterprises, Inc. and its affiliated companies (“Company”) operate in the highly competitive direct selling marketplace competing for product market share as well as recruitment and retention of independent distributors.  The success of Company depends on maintaining a competitive edge in this industry through the introduction of innovative products and attracting and retaining distributors. Accordingly, as a condition of and in consideration of employment or continued employment with Company and participation in the Executive Severance Policy maintained by Company, the parties hereby acknowledge and agree as follows.

1.
Conflict of Interest:  During employment with Company, Employee shall not have any personal interest that is incompatible with the loyalty and responsibility owed to the Company.  Employee must discharge his/her responsibility solely on the basis of what is in the best interest of Company and independent of personal considerations or relationships. Employee shall maintain impartial relationships with vendors, suppliers and distributors. Should Employee have any questions regarding this matter, Employee should consult with his/her director or supervisor.  If any conflict of interest or potential conflict of interest arises, the Employee must notify his director or supervisor and seek an appropriate waiver or resolution of such conflict of interest. Although it is difficult to identify every activity that might give rise to a conflict of interest, and not by way of making an all-inclusive list, the following provisions apply to common areas for potential conflicts of interests:

1.1
Related Party Transactions.  Employees should not have a direct or indirect ownership or financial interest in vendors of Company nor any company doing or seeking to do business with Company. Employees should also not have a financial or other interest in any transaction involving the Company.  In the event such a conflict arises, the Employee must notify his/her director or supervisor and the Company may not do business with such vendor or enter into any such transaction unless it has been approved in accordance with the Company’s policy with respect to related party transactions.

1.2
Other Employment.  Employee shall not perform services of any kind for any entity doing or seeking to do business with Company. As to employment with or service to another company, Employee shall not provide service to any company that competes with the Company, and shall not allow any such activity to detract from his/her job performance, use Company’s time, resources or personnel, or require such long hours to affect his/her physical or mental effectiveness.

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1.3
Distributorships.  While employed by Company and for a period of three (3) months after termination of an employment relationship with Company, Employee shall not directly or indirectly own any interest in a Company distributorship or similar account.  Additionally, during the course of employment, neither the Employee’s spouse, nor any member of the Employee’s household shall own any interest in, or otherwise be associated with, a Company distributorship without the prior written consent of the Company. Employee’s spouse, or significant other living in the same household, will not, without the prior written consent of the Company, own any interest in, or otherwise be affiliated with, another direct sales distributorship or be employed by another direct sales or multilevel marketing company.  Any pre-existing ownership interests or employment covered in this paragraph must be disclosed to the Company at the time of the execution of this Agreement.  Employee shall disclose to his/her immediate director or supervisor any and all areas posing a potential or actual conflict of interest.  Said disclosure shall be made as promptly as possible after such conflict arises.

2.	Work Product:

2.1
Company shall have the sole proprietary interest in the work product of Employee created  during his/her employment with Company (“Work Product”), and Employee expressly assigns to Company or its designee all rights, title and interest in and to all copyrights, patents, trade secrets, improvements, inventions, sketches, models and all documents related thereto, manufacturing processes and innovations, special calibration techniques, software, service code, systems designs and any other Work Product developed by Employee, either solely or jointly with others, where said Work Product relates to any business activity or research and development activity in which Company is involved or plans to be involved at the time of or prior to Employee’s creating such Work Product, or where such Work Product is developed with the use of Company’s time, material, or facilities; and Employee further agrees to disclose any and all such Work Product to Company without delay.

2.2
Employee will promptly disclose to the Company all Work Product, whether or not patentable or registrable under patent, copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the period of his/her employment that (i) at the time of conception or reduction to practice are related to the actual or demonstrably anticipated business of the Company, (ii) result from tasks performed by Employee for the Company, or (iii) are developed on any amount of the Company’s time or result from the use of premises or property (including computer systems and engineering facilities) owned, leased, or contracted for by the Company (collectively, “Inventions”).

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3.	Non-Disclosure and Assignment:

3.1
Employee acknowledges that during the term of employment with Company he/she may develop, learn and be exposed to information about Company and its business, including but not limited to formulas, business plans, financial data, vendor lists, product and marketing plans, distributor lists, and other trade secrets which information is secret, confidential and vital to the continued success of Company (“Confidential Information”).  All Confidential Information and/or Inventions, as well as all intellectual property rights therein, are and shall be the sole property of the Company.  Employee hereby assigns and agrees to assign to the Company any rights he or she may have or acquire in such Confidential Information and/or Inventions.

3.2
During and after Employee’s employment, Employee shall hold the Confidential Information and/or Inventions in confidence and shall protect them with utmost care. Employee shall not disclose, copy, remove from the Company’s premises, or permit any person to disclose or copy any of the Confidential Information and/or Inventions, and Employee shall not use any of the Confidential Information and/or Inventions, except as necessary to perform his/her duties as an employee of Company.  In the event that Employee has or has had access to any confidential information belonging to any third party, including but not limited to any of Employee’s previous employers, Employee shall hold all such confidential information in confidence and shall comply with the terms of any and all agreements between Employee or Company and the third party with respect to such confidential information. Upon hire, Employee shall disclose to Company the existence of agreements Employee has with prior employers.

3.3
This Agreement will not be interpreted to prevent the use or disclosure of information that (i) is required by law to be disclosed, but only to the extent that such disclosure is legally required, (ii) becomes a part of the public knowledge other than by a breach of an obligation of confidentiality, or (iii) is rightfully received from a third party not obligated to hold such information confidential.  The Defend Trade Secrets Act provides immunity to individuals under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney for the sole purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceedings, if such filing is made under seal.  If an individual files a lawsuit against his or her employer alleging retaliation for reporting a suspected violation of law, the individual may disclose the trade secret to his or her attorney.  The individual may also use the trade secret information in the court proceedings, provided that he or she files any documents containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

3.4
Upon Company’s request, and in any event upon termination of Employee’s employment for any reason, Employee shall promptly return to Company all materials in his/her possession or control that represent, contain or reasonably could contain Confidential Information and/or Inventions, including but not limited to passwords, documents, drawings, diagrams, flow charts, computer programs, memoranda, notes, and every other medium, and all copies thereof.

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3.5
Subject to Paragraph 17 below, during and after Employee’s employment, regardless of the circumstances of Employee’s termination, Employee shall not communicate to, or use for his/her benefit, or for the benefit of any person, firm, or other entity, without the prior approval of the Company, any Confidential Information or information about Inventions; provided, however, that Employee may communicate such information as required pursuant to law or as necessary or appropriate in connection with any suit or action, or any potential suit or action, brought by Employee against the Company in connection with his/her employment relationship with the Company. Except as outlined in Paragraph 17 below, Employee must advise Company prior to disclosure of Confidential Information to be communicated pursuant to law or in connection with a suit or action as described above so that the Company may obtain a protective order as necessary to protect its confidentiality interests. Employee will return to Company all Company-owned materials including, without limitation, computer and office equipment, supplies and internal Company manuals, customer lists and information, passwords, and marketing materials.

4.
Future Inventions:  Employee recognizes that Inventions relating to his/her activities while working for Company and conceived or made by Employee, whether alone or with others, within one year after termination of Employee’s employment may have been conceived in significant part while employed by Company.  Accordingly, Employee agrees that such Inventions shall be presumed to have been conceived during Employee’s employment with Company and are to be, and hereby are, assigned to Company unless and until Employee has established the contrary.

5.
Cooperation:  Employee shall assist Company in every way deemed necessary or desirable by the Company (but at the Company’s expense) to obtain and enforce patents, copyrights, trademarks and other rights and protections relating to any Confidential Information and Inventions in any and all countries, and to that end Employee will execute all documents for use in obtaining and enforcing such patents, copyrights, trademarks and other rights and protections as Company may desire, together with any assignments thereof to Company or persons designated by it.  If Company is unable for any reason to secure Employee’s signature to any document required to apply for or execute any patent, copyright, mask work or other applications with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Employee hereby irrevocably designates Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact for and on Employee’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights thereon with the same legal force and effect as if executed by Employee.  Employee’s duty to assist Company extends to enforcement of patents, copyrights, trademarks, and other rights and protections described above, of which were executed and signed on Employee’s behalf pursuant to Employee’s designation of Company for signatory authority.  Employee’s obligation to assist Company shall continue beyond the termination of his/her employment, but Company shall compensate him/her at a reasonable rate after his/her termination for time actually spent by Employee at Company’s request on such assistance.

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6.
Ethical Standards:  Employee agrees to maintain the highest ethical and legal standards in his/her conduct, to be scrupulously honest and straight-forward in all of his/her dealings and to avoid all situations which might project the appearance of being unethical or illegal.

7.
Product Resale:  As an employee of Company, Employee may receive Company products and materials either at no charge or at a discount as specified from time to time by Company in its sole discretion.  Employee agrees that the products received shall be used strictly in accordance with the policies of the Company regarding products received by employees from the Company and shall not be sold, distributed or transferred in any manner that would violate such policies, as they may be amended from time to time.

8.
Gratuities:  Employee shall neither seek nor retain gifts, gratuities, entertainment or other forms of compensation, benefit, or persuasion from suppliers, distributors, vendors or their representatives without the consent of a Company Vice President with the exception of meals provided in the ordinary course of business on an infrequent basis.

9.
Non-Solicitation:  Employee shall not in any way, directly or indirectly, at any time during employment or within two (2) years after either a voluntary or involuntary employment termination: (a) solicit, divert, take away, or unreasonably interfere with Company’s distributors; (b) in any manner solicit, divert, take away, or interfere unreasonably with Company’s employees or vendors; or (c) assist any other person(s) in any manner  in an attempt to do any of the foregoing.

10.
Non-Disparagement:  Subject to Paragraph 17 below, employee shall not in any way, directly or indirectly at any time during employment or after either voluntary or involuntary employment termination, disparage Company, Company products or Company Distributors.

11.
Non-Endorsement:  Employee shall not in any way, directly or indirectly, at any time during employment or within one (1) year after either a voluntary or involuntary employment termination endorse any sales compensation plan of another company or product that competes with products of Company, promote or speak on behalf of any company whose products compete with those of Company, or allow Employee’s name or likeness to be used in any way to promote any company or product that competes with Company or any products of Company.

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12.
Non-Competition:  Because of the Company’s legitimate business interest, in exchange for the benefits of continued employment by Company and participation in the Executive Severance Policy maintained by Company, Employee shall not accept employment with, contribute Employee’s knowledge, engage in or participate, directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, partner, joint venturer, agent, equity owner, distributor or in any other capacity whatsoever, with any entity engaged in the same or similar business as the Company, including those engaged in the business of LED light source growing, or direct selling that competes with the business of Company whether for market share of products or for independent distributors in a territory in which Company is doing business; provided, however, Employee may own publicly-traded securities of a company’s whose securities are publicly traded on either the NYSE, American or NASDAQ stock exchanges if the Employee’s ownership interest is less than 1% of the total outstanding securities of such company.  The Employee shall not engage in activities that may require or inevitably require disclosure of trade secrets, proprietary information, or Confidential Information.  The restrictions set forth in this paragraph shall remain in effect during the Employee’s employment with Company and during a period of one (1) year following the Employee’s termination of employment.  Within fifteen (15) days of termination of Employee’s employment, Company shall notify Employee whether it elects to enforce the Employee’s obligation set forth in this paragraph. Notwithstanding the foregoing, in the event Company decides, in its sole discretion, to enforce Employee’s non-competition obligation(s) with regard to an Employee whose employment ended as a result of the Employee’s voluntary termination of employment without Good Reason (as defined in the Executive Severance Policy maintained by Company), Company may elect, in its sole discretion, to pay Employee a sum of up to seventy-five percent of the Employee’s annual base salary at termination of employment, less applicable withholding taxes, for the one year period following the termination of employment during which the restrictive covenants in this paragraph remain in effect. Unless other arrangements are made at Company’s sole discretion, such payment may be made in equal periodic installments in accordance with Company’s regular payroll practices until all payments are completed. Such ongoing payments shall be contingent upon Employee’s ongoing compliance with his/her continuing obligations under this Agreement.

13.
Acknowledgement:  Employee acknowledges that his/her position and work activities with the Company are “key” and vital to the on-going success of Company’s operation in each product category and in each geographic location in which Company operates. In addition, Employee acknowledges that his/her employment or involvement with any other entity or company engaged in the business of LED light source growing, or direct selling or multilevel marketing would create the impression that Employee has left Company for a “better opportunity,” which could damage Company by this perception in the minds of Company’s employees, independent distributors, or other persons. Therefore, Employee acknowledges that his/her confidentiality, non-solicitation, non-disparagement, non-endorsement and non-competition covenants are fair and reasonable and should be construed to apply to the fullest extent possible by applicable laws.  Employee has carefully read this Agreement, has consulted with independent legal counsel to the extent Employee deems appropriate, and has given careful consideration to the restraints imposed by the Agreement. Employee acknowledges that the terms of this Agreement are enforceable regardless of the manner in which Employee’s employment is terminated, whether voluntary or involuntary. In the event that Employee is to be employed as an attorney for a competitive business, Company and Employee acknowledge that paragraph 12 is not intended to restrict the right of the Employee to practice law in violation of any applicable rules of professional conduct.

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14.
Return of Equipment and Information upon Termination:  Upon termination of employment, Employee shall return to Company all assets and equipment of Company along with any Confidential Information and Work Product including any distributor and vendor contact information and notes or summaries of all of the above.  Employee shall not retain any copies of the returned items.

15.
Remedies:  Employee acknowledges: (a) that compliance with the restrictive covenants contained in this Agreement are necessary to protect the business and goodwill of Company and (b) that a breach will result in irreparable and continuing damage to Company, for which money damages may not provide adequate relief. Consequently, Employee agrees that, in the event that he/she breaches or threatens to breach these restrictive covenants, Company shall be entitled to both: (1) a preliminary or permanent injunction to prevent the continuation of harm and (2) money damages insofar as they can be determined. Nothing in this Agreement shall be construed to prohibit Company from also pursuing any other remedy, the parties having agreed that all remedies are cumulative.  It is further recognized and agreed that the covenants set forth herein are for the purpose of restricting Employee’s activities to the extent necessary for the protection of the legitimate business interests of Company and that Employee agrees that said covenants do not and will not preclude him/her from engaging in activities sufficient for the purposes of earning a living.

16.
Attorney’s Fees:  If any party to this Agreement breaches any of the terms of this Agreement, then that party shall pay to the non-defaulting party all of the non-defaulting party’s costs and expenses, including reasonable attorney’s fees, incurred by that party in enforcing the terms of this Agreement.

17.
Protected Activity. Nothing in this document is intended, or should be interpreted, to restrict, impede, or otherwise limit the rights of all employees, including Key Employees, to report possible violations of law or regulation to any governmental agency or entity tasked with enforcing such laws and regulations, including but not limited to the United States Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Department of Labor, Congress, and any agency Inspector General, or participate in an investigation by any such administrative agencies; nor is this document intended to limit employees’ rights to discuss among themselves or others wages, benefits, and other terms and conditions of employment or workplace matters of mutual concern, as protected by the National Labor Relations Act.  Employee is not required to notify the Company of his or her intention to file such a report or participate in such an investigation prior to contacting the agency.

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18.
Court’s Right to Modify Restriction:  The parties have attempted to limit the Employee’s right to compete only to the extent necessary to protect Company from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties agree that, if the scope or enforceability of the restrictive covenants contained in this Agreement is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenants to the extent that it believes to be reasonable under the circumstances existing at that time.

19.
Severability:  If any provision, paragraph, or subparagraph of this Agreement is adjudged by any court or administrative agency to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of the Agreement, including any other provision, paragraph, or subparagraph. Each provision, paragraph, and subparagraph of this Agreement is severable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant.

20.
Governing Law and Forum:  This Agreement shall be governed and enforced in accordance with the laws of the State of Utah, and any litigation between the parties relating to this Agreement shall be conducted in the courts of Utah County or Salt Lake City where necessary for federal court matters.

21.
Employment At Will:  Employee understands that employment with Company is at-will, meaning that employment with Company is completely voluntary and for an indefinite term and that either Employee or Company is free to terminate the employment relationship at any time, with or without cause or advance notice, provided that termination is not done for an unlawful or discriminatory purpose.

22.
Employment Subject to Company’s Policies and Procedures:  The Parties acknowledge and agree that Company has established, and may establish, various workplace policies and procedures, which the Company may modify in its sole discretion from time to time.  Employee acknowledges such policies and procedures, and agrees to abide by such policies and procedures as they may be implemented or modified from time to time.

23.
Entire Agreement:  Company and Employee understand and agree that this Agreement shall constitute the entire agreement between them regarding the subject matter contained herein, and that all prior understandings or agreements regarding these matters are hereby superseded and replaced, including, without limitation, the Key-Employee Covenants Agreement previously signed by the parties.  Any amendment to or modification of this Agreement must be in writing signed by the parties hereto and stating the intent of the parties to amend or modify this Agreement.

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24.
Survivability of Obligations:  This Agreement sets forth several obligations which continue after the termination of Employee’s employment with Company, including without limitation those obligations set forth in paragraphs 1, 2, 3, 4, 5, 6, 9, 10, 11, and 12, and the Parties specifically acknowledge and agree that such obligations shall survive the termination of Employee’s employment for any reason.

25.
Enforcement of Restrictive Covenants:  If Employee breaches any of the provisions of Paragraphs 3, 9, 10, 11, or 12 of this Agreement, the Parties acknowledge and agree that such breach is likely to cause the Company serious, immediate and irreparable damage.  Accordingly, if Employee breaches or threatens to breach any such provision, the Company shall have no adequate remedy at law and may obtain injunctive relief against Employee in any court of competent jurisdiction.  The seeking and/or obtaining of such injunctive relief shall be without prejudice to the Company’s right to seek any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Employee.  Employee agrees that the Company does not need to post a bond to obtain an injunction and waives Employee’s right to require such a bond.   The remedies provided for under this provision are intended to be in addition to, not in place of, remedies available under federal and state laws, including the Federal Defend Trade Secrets Act (“FDTSA”).  If the Company pursues claims against Employee under the FDTSA, the Company may recover damages from Employee that include, but are not limited to, monetary damages and punitive or exemplary damages and may obtain injunctive relief against Employee.

THIS AGREEMENT HAS BEEN READ, UNDERSTOOD AND FREELY ACCEPTED BY:

Dated:
Employee

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